Exhibit 99.1

PRESS RELEASE
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PHILIP MORRIS INTERNATIONAL INC. (PMI) ANNOUNCES
LEADERSHIP SUCCESSION PLAN
ANDRE CALANTZOPOULOS APPOINTED CHIEF EXECUTIVE OFFICER
LOUIS CAMILLERI TO REMAIN CHAIRMAN OF THE BOARD

NEW YORK, March 13, 2013 -- The Board of Directors of Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced that André Calantzopoulos was appointed Chief Executive Officer to become effective immediately following the Annual Meeting of Shareholders on May 8, 2013. Mr. Calantzopoulos was also nominated for election to the Board of Directors at the Annual Meeting. He has served as PMI’s Chief Operating Officer since the company’s spin-off on March 28, 2008. Louis Camilleri, PMI’s current Chairman and Chief Executive Officer, will remain as Chairman of the Board and as an employee of the company.

Since the spin-off, Messrs. Camilleri and Calantzopoulos have worked closely together in their respective roles as Chief Executive Officer and Chief Operating Officer. Under their combined leadership, PMI has solidified its position as the largest and most profitable international tobacco company, while expanding its global market share, excluding China and the USA, to a record 28.8% in 2012. Among PMI’s substantial achievements under their combined leadership since the spin-off through year-end 2012:

•	Total Shareholder Return of 103.5% versus the S&P 500 Index (20.6%);

•	Returned over $50 billion to shareholders through dividends and share repurchases;

•	Met, or exceeded, the high end of its adjusted diluted EPS annual growth target of 10-12%, excluding currency, each year;

•	Increased its dividend each year for a cumulative increase of 84.8%; and

•	Repurchased 489 million shares, or 23.2% of the shares outstanding after the spin-off, at an average price of $56.96 per share.

Lucio A. Noto, PMI’s independent Presiding Director, said: “Louis has assembled and led a tremendous team, as demonstrated by PMI’s outstanding performance as an independent public company. His close working relationship with André as they shared responsibility for leading the company, together with André’s many achievements on the operational side of the business, make this decision the culmination of a rigorous and well executed plan of succession. The Directors have greatly appreciated the transparency with which Louis and André have interacted with the Board. On behalf of the entire Board, I want to thank Louis for his steadfast devotion to the company and the tremendous results achieved over a lengthy and stellar career. The company and its shareholders, employees and directors owe Louis a tremendous debt of gratitude for his unrivalled service.”

Louis Camilleri said: “After eleven years of leading PMI and its former parent, and with the company squarely poised for future success, I decided that the time has come for me to relinquish my executive role. I am delighted to hand over the management responsibility of the company to André. He is well equipped, and the company is well positioned, to continue to deliver superior shareholder value. He has played an instrumental role in numerous key initiatives, including critical innovative developments such as the new architecture that has revitalized the Marlboro brand, new product development and revamped consumer engagement activities that drove our broad-based market share gains in both OECD and non-OECD markets. Under André’s leadership as Chief Operating Officer, we have successfully increased our revenues even in difficult operating and economic environments, recorded strong productivity gains, driven relentlessly towards our goal of developing successful next generation products, and enhanced the caliber and depth of our organization and future leadership talent.”

“From the bottom of my heart,” continued Mr. Camilleri, “I wish to thank the Board, the senior management team and each employee of PMI across the globe for their continuous contributions and their dedication to making this the world’s premier international tobacco company. It has been a true privilege to serve this amazing company, its employees and its shareholders.”

As Chairman of the Board of PMI, Louis Camilleri will assist the CEO in long-term strategy, serve as the CEO’s sounding board and continue to fulfill the duties of Chairman of the Board of Directors. Lou Noto will continue his key role as the independent Presiding Director of the company. André Calantzopoulos will have the management responsibility for the company and will report to the full Board of Directors.

André Calantzopoulos said: “I am deeply honored that Louis and the Board have the confidence in me to continue to build on PMI’s tremendous success. I am particularly grateful to Louis for his mentorship over a long period of time, during which I have always been deeply impressed with his passion for the company, his critical and insightful analysis and vision, his regard for each PMI employee, and his devotion to the integrity and transparency of communications to investors and to enhancing shareholder value. He has set the standard by which all future leaders of PMI will be judged.”

Prior to the spin-off, André Calantzopoulos, 55, served as PMI’s President and Chief Executive Officer since 2002. He joined the company in 1985 and worked extensively across Central Europe, including as Managing Director of PM Poland and President of the Eastern Europe Region. André earned a degree in electrical engineering from the Swiss Federal Institute of Technology and an MBA from INSEAD in France.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of projected results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI’s business risks include: significant increases in cigarette-related taxes; the imposition of discriminatory excise tax structures; fluctuations in customer inventory levels due to increases in product taxes and prices; increasing marketing and regulatory restrictions, often with the goal of reducing or preventing the use of tobacco products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems. PMI’s future profitability may also be adversely affected should it be unsuccessful in its attempts to produce products with the potential to reduce the risk of smoking-related diseases; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-K for the year ended December 31, 2012. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.